Exhibit 2.1
DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
EXPLANATORY NOTE
On March 27, 2026, Brookfield Business Corporation (formerly 1559985 B.C. Ltd.) (the “Corporation” or the “Registrant”), Brookfield Business Partners L.P. (“BBU”) and Brookfield Business Holdings Corporation (formerly Brookfield Business Corporation) (“BBHC”) completed a court approved plan of arrangement under section 288 of the Business Corporations Act (British Columbia) (the “Arrangement”), pursuant to which, among other things, holders of BBU’s non-voting limited partnership units (“units”) and holders of BBHC’s class A exchangeable subordinate voting shares ( “exchangeable shares”) received class A subordinate voting shares of BBUC (the “Class A Shares”) in exchange for their units and exchangeable shares on a one-for-one basis.
The Registrant is deemed to be the successor to BBU and BBHC pursuant to Rule 12g-3(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, following completion of Arrangement, the Class A Shares are deemed to be registered under Section 12(b) of the Exchange Act. It is expected that on March 31, 2026 (i) BBU’s limited partnership units will be suspended from trading on the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”) and (ii) the Class A Shares will be listed on the NYSE and TSX and will trade under the same “BBUC” symbol that the BBHC exchangeable shares previously traded under.
The following is a description of the material terms of Class A Shares and the general terms and provisions of Class A Shares. This description is in all respects subject to and qualified in its entirety by applicable law and the provisions of the Corporation’s articles. For more complete information, you should read the Corporation’s articles, which are available electronically on the website of the SEC at www.sec.gov and on our SEDAR+ profile at www.sedarplus.ca and will be made available to our holders as described under Item 10.H “Documents on Display” in our most recent annual report on Form 20-F (as may be amended, the “Annual Report”). Capitalized terms used but not defined herein have the meanings given to them in the Annual Report. All references to “$” are to U.S. dollars.
The description of securities set out below is given as of the date hereof, following the completion of the Arrangement.
DESCRIPTION OF OUR SHARE CAPITAL
The Corporation is authorized to issue four classes of shares: (i) an unlimited number of Class A Shares; (ii) an unlimited number of Class B Shares; (iii) an unlimited number of Special Shares; and (iv) an unlimited number of Corporation Class A Preferred Shares, issuable in series. No series of Corporation Class A Preferred Shares have been authorized initially. As of the date of this 20-F, approximately 207,007,465 Class A Shares, 4 Class B Shares and 4 Special Shares are issued and outstanding. BPEG BN Holdings LP, a wholly-owned subsidiary of Brookfield, holds all of the Class B Shares, having a 75% voting interest in the Corporation.
Description of Class A Shares
The following description of Class A Shares sets forth certain general terms and provisions of Class A Shares. This description is in all respects subject to and qualified in its entirety by applicable law and the provisions of the Corporation’s articles.
Voting
Except as otherwise expressly provided in the articles or as required by law, each holder of Class A Shares is entitled to receive notice of, and to attend and vote at, all meetings of shareholders of the Corporation, except for meetings at which only holders of another specified class or series of shares are entitled to vote separately as a class or series. Each holder of Class A Shares is entitled to cast one vote for each Class A Share held at the record date for determination of shareholders entitled to vote on any matter. Except as otherwise expressly provided in the articles or as required by law, the holders of Class A Shares and Class B Shares will vote together and not as separate classes.
Holders of Class A Shares will hold an aggregate 25% voting interest in the Corporation.
Dividends
The holders of Class A Shares are entitled to receive dividends as and when declared by the Board subject to the special rights of the Corporation Class A Preferred Shares, the Special Share dividend rights described herein and any other shares ranking senior to the Class A Shares with respect to priority in payment of dividends. Subject to applicable law, each Class A Share will receive dividends of the same type and in an amount equal to any dividend declared and paid on each Class B Share.
Liquidation Rights
The holders of Class A Shares rank pari passu with the holders of Class B Shares and, subject to the Special Share liquidation rights described herein, the holders of Special Shares. The holders of Class A Shares rank after the holders of the Corporation Class A Preferred Shares on the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for purposes of winding up its affairs (a “Liquidation Event”).
Description of Class B Shares
The following description of Class B Shares sets forth certain general terms and provisions of Class B Shares. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the articles of the Corporation.
Voting
Except as otherwise expressly provided in the articles or as required by law, each holder of Class B Shares is entitled to receive notice of, and to attend and vote at, all meetings of shareholders of the Corporation, except for meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series. Except as otherwise expressly provided in the articles or as required by law, the holders of Class A Shares and Class B Shares will vote together and not as separate classes. The holders of the Class B Shares are entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the Class A Shares.
Holders of Class B Shares hold an aggregate 75% voting interest in the Corporation.
Dividends
The holders of Class B Shares are entitled to receive dividends as and when declared by the Board subject to the special rights of the Corporation Class A Preferred Shares, the Special Share dividend rights described herein and any other shares ranking senior to the Class B Shares with respect to priority in payment of dividends. Subject to applicable law, each Class B Share will receive dividends of the same type and in an amount equal to any dividend declared and paid on each Class A Share.
Liquidation Rights
The holders of Class B Shares rank pari passu with the holders of Class A Shares and, subject to the Special Share liquidation rights described herein, the holders of Special Shares. The holders of Class B Shares rank after the holders of the Corporation Class A Preferred Shares in a Liquidation Event.
Restrictions on Transfer
The Class B Shares are not transferable except to Brookfield Corporation or another person controlled by Brookfield Corporation.
Description of Special Shares
The following description of Special Shares sets forth certain general terms and provisions of Special Shares. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the articles of the Corporation.
Voting
Except as required by law, the holders of Special Shares are entitled to receive notice of and to attend but are not entitled to vote at any meeting of the shareholders of the Corporation.
Dividends
The holders of Special Shares are entitled to receive the following dividends as and when declared by the Board subject to the prior rights of the holders the Corporation Class A Preferred Shares and any other shares ranking senior as to dividends:
i.a dividend on each Special Share of the same type and in an amount equal to any dividend declared and paid on each Class A Share, payable on the same date; and

ii.quarterly cumulative Incentive Dividends based on the trading price of the Class A Shares, as further described below.
The aggregate amount of the Incentive Dividend payable in respect of all of the Special Shares for a quarter will be equal to (a) 20% of the growth in the market value of the Class A Shares quarter-over-quarter (but only after the market value exceeds the “Incentive Dividend Threshold” being initially equal to the “Incentive Distribution Threshold” under the Holding LP Limited Partnership Agreement immediately prior to the completion of the Arrangement and adjusted at the beginning of each quarter to be equal to the greater of (i) the market value of the Class A Shares for the previous quarter and (ii) the Incentive Dividend Threshold at the end of the previous quarter) multiplied by (b) the number of Class A Shares outstanding at the end of the last business day of the applicable quarter. For the purposes of calculating Incentive Dividends, the market value of the Class A Shares will be equal to the quarterly volume-weighted average price of the Class A Shares on the principal stock exchange for such shares. The Incentive Dividend Threshold will be adjusted in accordance with the articles of the Corporation in the event of transactions with a dilutive effect on the value of the Class A Shares, including any quarterly cash dividends above the initial expected amount of $0.0625 per Class A Share.
If the Corporation determines that there is insufficient cash to pay the Incentive Dividend, the Corporation Board may, in its discretion, elect to pay all or a portion of the Incentive Dividend in Class A Shares or may elect to defer all or a portion of the Incentive Dividend amount for payment in a future quarter. Dividends to the holders of the Special Shares in respect of accrued and unpaid Incentive Dividend amounts, as and when declared by the Corporation Board, shall be paid in priority to any dividends on the Class A Shares and Class B Shares.
To the extent any Holding Entity or any operating business pays Brookfield any comparable performance or incentive distribution, the amount of any Incentive Dividends paid to the holders of the Special Shares in accordance with the dividend entitlements described above will be reduced in an equitable manner to avoid duplication of distributions.
The holders of the Special Shares may elect, in their sole discretion, to reinvest Incentive Dividends in Class A Shares.
Liquidation Rights
Except as required by law, upon a Liquidation Event, the holders of the Special Shares are entitled to receive, subject to the rights of the holders of Corporation Class A Preferred Shares and any other class of shares ranking in priority to the Special Shares:
a.first, to the extent Incentive Dividends have been deferred in previous quarters, all accrued and unpaid Incentive Dividend Amounts, before any amounts or assets of the Corporation are distributed to the holders of Class A Shares or Class B Shares;
b.second, pari passu with the holders of the Class A Shares and Class B Shares, distributions of the property and assets of the Corporation up to the amount per share of the then regular quarterly dividend (initially $0.0625 per share);
c.third, before any further amounts or assets of the Corporation are distributed to the holders of Class A Shares or Class B Shares, an amount equal to the Incentive Dividend (see above for an explanation of the calculation of the Incentive Dividend amount) for the preceding quarter; and
d.thereafter, the holders of the Special Shares will be entitled to share ratably with the holders of the Class A Shares and Class B Shares and any other class of shares ranking on a parity with the Class A Shares and Class B Shares in the remaining property and assets of the Corporation.
Description of Corporation Class A Preferred Shares
The following description of Corporation Class A Preferred Shares sets forth certain general terms and provisions of Corporation Class A Preferred Shares. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the articles of the Corporation.
Priority
Each series of Corporation Class A Preferred Shares ranks pari passu with every other series of Corporation Class A Preferred Shares with respect to dividends and return of capital. The Corporation Class A Preferred Shares are entitled to a preference over the Special Shares, the Class A Shares, the Class B Shares and any other shares ranking junior to the Corporation Class A Preferred Shares with respect to priority in payment of dividends and in the distribution of assets in a Liquidation Event.
Directors’ Right to Issue in One or More Series
The Corporation Class A Preferred Shares may be issued at any time or from time to time in one or more series. Before any series are issued, the Corporation Board shall fix the number of shares that will form such series, if any, and shall, subject to any limitations set out in the articles of the Corporation or in applicable law, determine the designation, rights, privileges, restrictions and conditions to be attached to the Corporation Class A Preferred Shares, as the case may be, of such series.
Voting
Except as hereinafter referred to or as required by law or as specified in the rights, privileges, restrictions and conditions attached from time to time to any series of Corporation Class A Preferred Shares, the holders of such Corporation Class A Preferred Shares are not entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.
Amendment with Approval of Holder of Corporation Class A Preferred Shares
The rights, privileges, restrictions and conditions attached to the Corporation Class A Preferred Shares as a class may be added to, changed or removed but only with the approval of the holders of such Corporation Class A Preferred Shares given as hereinafter specified and subject to applicable law. Approval of Holders of Corporation Class A Preferred Shares The approval of the holders of Corporation Class A Preferred Shares to add to, change or remove any right, privilege, restriction or condition attaching to such Corporation Class A Preferred Shares as a class or in respect of any other matter requiring the consent of the holders of Corporation Class A Preferred Shares may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by all the holders of such Corporation Class A Preferred Shares or passed by the affirmative vote of at least two-thirds (2⁄3rds) of the votes cast at a meeting of the holders of such Corporation Class A Preferred Shares duly called for that purpose.
The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting, the quorum required therefor and the conduct thereof shall be those from time to time required by applicable law as in force at the time of the meeting and those, if any, prescribed by the articles of the Corporation with respect to meetings of shareholders. On every poll taken at every meeting of the holders of Corporation Class A Preferred Shares as a class, or at any joint meeting of the holders of two or more series of Corporation Class A Preferred Shares, each holder of such Corporation Class A Preferred Shares entitled to vote thereat shall have one vote in respect of each such Corporation Class A Preferred Share held.